EXHIBIT 10.1.1
AMENDMENT NO. 1
TO THE
GEORGIA-CAROLINA BANCSHARES, INC. 1997 STOCK OPTION PLAN
This AMENDMENT (this “Amendment”) to the Georgia-Carolina Bancshares, Inc. 1997 Stock Option Plan (the “1997 Plan”) is effective as of July 28, 2008;
WHEREAS, the Board of Directors of the Corporation is authorized to amend the 1997 Plan pursuant Section 10 of the 1997 Plan and has approved this Amendment by resolution.
NOW THEREFORE, the 1997 Plan is hereby amended as follows:
By deleting the language contained in subsection 8(d) of the 1997 Plan in its entirety and replacing such language with the following:
Time and Method of Payment. The exercise price to acquire shares of Stock pursuant to any Option shall be payable in full in any one or more of the following ways, as shall be determined by the Board of Directors to be applicable to, and as set forth in, any such Agreement:
(i) in cash; or
(ii) by tendering, either by actual delivery or by attestation, shares of Stock (which have been owned by the Optionee for more than six months, which are free and clear of all liens and other encumbrances) having an aggregate Market Price on the date of exercise of the Option equal to the exercise price for the shares being purchased; or
(iii) by requesting that the Corporation withhold such number of shares of Stock then issuable upon exercise of the Option as shall have an aggregate Market Price equal to the exercise price for the shares being acquired upon exercise of the Option; or
(iv) by waiver of compensation due or accrued to the Optionee for services rendered; or
(v) provided that a public market for the Stock exists:
(a) Through a “same day sale” commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay the purchase price (or a larger number of the shares so purchased), and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Corporation (and any excess to the Optionee); or
(b) Through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the purchase price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the purchase price directly to the Corporation; or
(vi) by any combination of the foregoing; or
(vii) by such other method as may be determined by the Board of Directors and set forth in the applicable Agreement.
Upon receipt of payment, the Corporation shall, without transfer or issue tax, deliver to the Optionee (or other person entitled to exercise the Option) a certificate or certificates for a number of shares of Stock underlying the Option (or portion thereof being exercised) less any shares being forfeited to finance the exercise of the Option.